Exhibit 11.1

Assaí Code of Ethics

#we are all

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Contents

Message from Management

Presentation

Ombudsman’s office and complaints

Ethics Committee

Simplicity

Image and reputation

Information security

Privileged information

Focus on the customer

Relationship with our customers

Passion for what we do

Use of assets and resources

Relationship with our suppliers, service providers and business partners

Relationship with our competitors

Environmental responsibility

Donations, contributions, and sponsorships

Commitment to results

Relationship with shareholders and investors

Relationship with the press and social media

Care for our People

Responsibility of our leaders and employees

Commitment to promoting Diversity and Inclusion

Organizations and social movements

Conflicts of interest

Health, safety and work environment

Ethics

Compliance with laws, regulations and internal rules

Anti-corruption and prevention of fraud and money laundering

Internal controls and adequacy of accounting records

Freebies, presents, travel and entertainment

Relationship with the Public Authorities

About this Code

Message from Management

At ASSAÍ, our principles have always included a respect for laws and regulations, and a commitment to ethics and integrity.

We all believe that by DOING THE RIGHT THING THE RIGHT WAY, we contribute to the development of a sustainable business environment and a fairer and more caring society. It is our belief that our success depends on our reputation and the relationship of trust between us, our customers and our business partners.

In this Code, which was approved at a meeting of the Board of Directors held on January 14, 2021, we present to our employees, customers and partners ASSAÍ’s main guidelines regarding the conduct of our business and the behavior expected from all those who interact with us internally and externally.

At ASSAÍ we treat everyone with respect. We believe in inclusion and in promoting diversity in all its forms. Our values and principles include respect for and an appreciation of people.

For this reason, we fight against any kind of violence and do not tolerate any sort of discrimination based on age, gender, sexual orientation, race, color, disability, religion, marital status, nationality and/or gender expression.

It is our belief that our relationship with all of our stakeholders - customers, employees, business partners, public authorities and shareholders - should be guided by ethics and transparency. Our employees and the third parties contracted by ASSAÍ should interact with the Public Authorities in strict accordance with the law, without any room for undue favoritism.

Dear employee, we want to share this responsibility with you. Each one of us, regardless of position or function, is personally responsible for knowing the contents of this Code and complying with the values, principles, and guidelines presented herein. We also hope that you will share with us your suggestions and concerns in relation to our daily routine and our business. This is the spirit of our ASSAÍ.

Executive Board

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Presentation

At ASSAÍ we believe that our success depends on what we build every day. For this reason, we are committed to conducting business with transparency, responsibility, loyalty and ethics, and to having a positive influence on those around us with principles and good practices.

In this Code of Ethics, you will find the most important principles and guidelines that guide our work and business decisions. It presents ASSAÍ’s expectations in relation to the behavior of our leaders, managers, board members and employees and it is equally applicable to our suppliers, business partners and service providers.

Live and multiply our values. This not only makes a difference for us to have an environment of integrity and mutual respect, but also for us to build a fairer, more peaceful and inclusive society together.

BEING ASSAI is this

OUR values

Simplicity	Passion for what we do	Care for Our People
Focus on the customer	Commitment to results	Ethics

We are constantly evolving and with each challenge we reaffirm who we are. Our culture is present in everything we do, and that is why we get stronger day by day. That’s the way we are, made of enthusiasm and courage to go beyond.

We are unique.

#We are All Assaí

Ombudsman and complaints

Illegal or unethical conduct at work is incompatible with this Code. Thus, any suspicious activity should be reported to ASSAÍ’s Ombudsman Channel, which is open for internal and external complaints, regardless of the position or situation of the person who has committed it. ASSAÍ, through its responsible areas, as indicated in the Policy on Consequences and Disciplinary Measures, undertakes to investigate all reported situations, with impartiality and total confidentiality, as well as to adopt the applicable measures and punishments in a way that is consistent.

ASSAÍ guarantees the anonymity of whistleblowers.

Ombudsman’n office

(Monday to Saturday, from 8 a.m. to 8 p.m.)

Assaí 0800 7773377 ouvidoria@assai.com.br

We will not tolerate any type of retaliation against those who raise questions or make complaints in good faith. We want a work environment where everyone feels at ease to point out problems, clarify doubts and share concerns. To this end, as well as having a channel that guarantees the anonymity of whistleblowers, we will deal with all reports in a confidential way, under the care of a committee of people aimed at ensuring confidentiality and acting to prevent retaliation and discrimination of any kind.

If you have any questions about the content of this Code, talk to your manager. The People Management, Legal and Compliance areas will also be able to assist you.

For more details, please access the Corporate Norm - Ombudsman’s Activation and Investigation Policy, available on the Intranet*.

Ethics Committee

At ASSAÍ we have an Ethics Committee that is responsible for managing this Code and ensuring that it is known by all of our employees and stakeholders, as well as assuring its efficiency and effectiveness.

More information about the Ethics Committee is contained in the Ethics Committee’s Management Policy, attached to this Code.

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Simplicity

Value our origin. We are simple and proud of it.

Always seek an objective, clear, practical, and effective way of working.

Be considerate and respectful with everyone.

Know how to listen, empathize, and collaborate, in whatever position you occupy. We are all Assaí!

Image and reputation

ASSAÍ’s image and reputation are important features before our customers and society. We must ensure that our name and the good use of our brand are respected. We protect our intellectual property and make sure that our brand, our domain and our industrial designs are duly registered in order to prevent them from being misused by third parties. We do not allow our employees or our commercial partners to make use of or do advertising using ASSAÍ’s corporate name, trademarks that we have applied for or that we have registered, logos or any other distinctive signs without express authorization from our areas responsible.

For more details, access the Corporate Norm - Management of Information Security Incidents, available on the Intranet*.

We should maintain the confidentiality of information in order to protect our reputation.

Information security

We have to bear in mind that the security of ASSAÍ’s information is essential for the smooth running of our business and in order to avoid fraud, crime, damage to our image or being held liable for the use of information in an improper and unethical manner. We should use the company’s tools and resources, such as e-mails, computers, Internet access and cell phones, in a responsible and careful way.

We protect ASSAÍ’s internal information. We treat our knowledge, our trade secrets, our business strategies and any financial or pricing information in relation to our business with caution and confidentiality so as to ensure that it is not used to our detriment.

We are committed to the confidentiality of our the personal information of our employees, customers, and business partners, and we do not use or disclose their data without their express permission.

For more details, access the Corporate Norm Management of Information Security Incidents, available on the Intranet*.

Use our tools responsibly. Do not access inappropriate sites.

Privileged information

We do not allow employees to disclose ASSAÍ’s confidential information to third parties or to use it for their own or a third party’s undue advantage. The use of ASSAÍ’s privileged information to obtain undue advantages in negotiations on stock exchanges or otherwise is deemed to be an illegal practice, and those involved may suffer sanctions provided for in ASSAÍ’s internal rules, as well as criminal and/or administrative measures applied by the appropriate regulatory agencies.

For more details, access Assaí’s Securities Trading Policy and Policy on the disclosure and use of material information and preservation of confidentiality, available on the Intranet*.

Do not talk about work issues in public places.

Avoid information leakage.

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Focus on the Customer

Be clear about who we are, what we offer and who our customers are.

Take the customer into account in every decision.

Have a sense of urgency to solve problems that affect the customer.

Ensure respectful, friendly, agile, and efficient service.

Relationship with our customers

We treat our customers with respect. We combat any type of violence and do not tolerate any form of discrimination based on age, gender, sexual orientation, race, color, disability, religion, marital status, nationality, and/or gender expression. We are always ready to anticipate their needs, understand them, and cater to their interests, their requests, their complaints, and their suggestions, whether in person or via service channels.

We should offer quality products and services, with the best possible deadline and in the best possible way, reflecting the responsibility that characterizes our performance in the wholesale sector. We only provide true information, with agility and transparency, in order for us to establish a relationship of trust with our customers. We act ethically in our business and we do not tolerate any one customer being treated with undue favoritism at another customer’s expense.

Each of our employees should be committed to consumers’ rights and comply with all the legislation that is applicable to their activities. We do not allow our customers’ information to be used for any whatsoever purpose without their express consent.

Passion for what we do

Enjoy what you do and take pleasure in serving.

Seek emotional balance in all of your attitudes.

Be committed and motivated to deliver better.

Play a leading role and make a difference.

Use of assets and resources

In order to develop our activities, we have access to financial resources, tools and equipment that belong to ASSAÍ. We are responsible for the protection and conscientious use of the aforesaid assets and resources, which should be used in the proper way and always for the exclusive benefit of ASSAÍ.

Manager, you are responsible for validating your budget and managing your expenses. Make sure that the cost is reasonable, is directly related to ASSAÍ’s interests and that it has supporting documentation.

All expenses must observe the internal rules, with approval from the appropriate levels and the proper payment processes.

For more details, access the Corporate Norm - Acceptable use of technological resources and Advances and Reimbursement of Expenses, available on the Intranet*.

Relationship with our suppliers, service providers and business partners

All transactions and all business activities should be focused on ASSAÍ’s objectives and values. We are committed to implementing fair, impartial and transparent negotiations and practices in the commercial relations with our suppliers and partners. We require that the partners be chosen in such a way as to guarantee ASSAÍ’s best interests, based on objective criteria and not allowing favoritism of any kind.

We reject slave or informal labor, child exploitation and inhuman and degrading working conditions in our organization and in all links of our chain.

All of our suppliers, service providers and business partners are required to comply with the laws and regulations, know our values and respect the ethical principles of this Code. We expect our partners to adopt a responsible stance in relation to treatment of the confidential information that they have access to during our business relationship.

For more details, see the Corporate Norm - Indirect Purchasing Authorization Limit, the Corporate Norm - Management of Contracts for the Purchase of Products and Services for Internal Use, and the Policy on Related-Party Transactions, available on the Intranet*.

We should always be impartial and transparent when choosing our business partners.

We are aware of the social and environmental challenges of our supply chains and seek to contribute to reduce their impacts.

Relationship with our competitors

We respect our competitors and are committed to encouraging fair and proper competition, in compliance with the Brazilian Antitrust Law. We do not accept abuse of dominant position or arbitrary commercial practices, such as agreements to determine or control prices, or to establish territories of operation, along with others.

All information that ASSAÍ wishes to obtain about its competitors through its leaders and employees should be acquired by legal, honest and ethical means and in accordance with the applicable legislation.

Environmental responsibility

ASSAÍ is concerned about the environmental impacts resulting from its operations.

We are committed to using natural resources in a responsible and conscientious way and to managing them, with a view to reducing the environmental impact caused by our activities. We work and direct our daily behavior in order to adopt the best practices to protect the environment and to comply with environmental legislation. We encourage efficiency in relation to the consumption of water and energy, the reduction of our greenhouse gas emissions, proper waste management and measures aimed at avoiding food and material waste. We also encourage conscientious consumption by our customers by means of products and services that respect the environment.

Donations, contributions and sponsorships

ASSAÍ makes donations or provides sponsorships in a transparent and responsible way. These should be registered in the accounting records of ASSAÍ and of the beneficiary entities, and may be analyzed and audited at any time by the ASSAÍ Department in charge and by our Internal Audit department.

It is forbidden to make any donation or provide sponsorship in exchange for preferential treatment or undue advantage, or the purpose of which is bribery or where the intention is to obtain preferential treatment, or that may generate conflict of interest, or that seeks to influence the decision of a Public Official, or that, in any way, breaches the provisions of Law no. 12.846/13 (the “Clean Company Act”) or, specifically, breaches the rules established in this Code and in ASSAÍ’s Anti-Corruption Policy. It is also unacceptable to donate to and/or sponsor specific individuals, only to the beneficiary entities, unless provided for in the regulations of campaigns approved by the Executive Board or if approved by the Ethics Committee.

For more details, access the Corporate Norm - Donations, contributions and sponsorships, available on the Intranet*.

Donations to political parties and candidates are prohibited!

Commitment to results

Be productive and quick to solve problems, seek solutions and achieve objectives.

Have an owner’s attitude, a critical vision and always be able to operate in a collaborative way. Together we are stronger!

Optimize expenses guaranteeing the low cost model that allows us to offer the best price.

Be open to change and be innovation oriented.

Relationship with shareholders and investors

We value and care for our shareholders’ investments in order to generate growth and financial return, maximizing the value of our companies.

We practice the principle of transparency and adopt the best Corporate Governance practices. We are committed to the accuracy and integrity of the information disclosed in our Financial, Social and Environmental Statements, catering to the interests of our investors and other stakeholders.

Attention: Commercial relations between shareholders and Assaí, either as individuals or by means of other companies, are allowed as long as they observe the Policy for Transactions with Related Parties, with impartiality, transparency, ethics, competitiveness and an absence of conflicts of interest.

For more details, access Assaí’s Policy on the disclosure and use of material information and preservation of confidentiality and the Policy on transactions with related parties, available on the Intranet*.

Relationship with the press and social media

Our relationship is based on trust and credibility with our customers, investors, employees and business partners. For this reason, we take care of our relationship with the press and social media so that our institutional information is dealt with and disclosed in a way that is unbiased and appropriate, without any room for undue favoritism, and only by the spokespersons designated by ASSAÍ.

We recognize the importance of social media in communication and we defend freedom of expression. Dissemination of public information regarding ASSAÍ’s activities should always be done with discernment and responsibility on the part of employees.

For the correct assessment, the Corporate Communication area - which consists of Media Relations, External Communication and Corporate Marketing – should be involved in all of ASSAÍ’s external communication processes, ensuring the alignment and sharing of the communication guidelines. This includes interviews, official positions, the sharing of data or of any ASSAÍ materials, and participation in lectures and events as our representative.

For more details, access the Corporate Norm - Conduct of social media and the Corporate Norm - Corporate Communication, available on the Intranet*.

Care for Our People

Valuing Our People, recognizing the good contributions and achievements.

Respecting and valuing diversity and offering equal opportunities to everyone.

Ensuring a safe and welcoming environment that provides balance and engages people. Offering Our People opportunities for growth and development.

Responsibility of our leaders and employees

Each one of us is responsible for incorporating ASSAÍ’s values in our daily lives and in our decisions. Our leaders should lead by example, knowing how to listen and look at opinions, arguments and different ideas that represent a new way of learning and improving our processes.

We respect our employees. We encourage interaction and cooperation between the areas and the employees, with the aim of spreading knowledge and best practices, raising our standards of quality and productivity.

Commitment to promoting Diversity and Inclusion

We value our people and offer opportunities for all those who want to pursue their talent.

We foster inclusion and cherish diversity and respect for people and for their beliefs. On a daily basis we promote the best shopping experience for our customers, long-lasting and virtuous relationships with our partners, customers, and suppliers, as well as positive impacts for the communities and all the audiences with which we interact.

As far as we are concerned, our employees’ representativeness and development are priorities. It is our assessment that diversity is a value and a lever for performance and socioeconomic innovation, as well as being vital in a business where the focus is on the customer.

ASSAÍ does not tolerate any kind of discrimination, violence or harassment. If you experience or are aware of any attitude of this nature, speak up.

We want to guarantee a work environment that respects differences, with a view to the well-being and personal fulfillment of each employee. We reject any and all forms of discrimination for any whatsoever reason. We ensure access to employment and professional development in the different work teams, based exclusively on each person’s competence by means of clear evaluation criteria and encouraging equal opportunities, in addition to facilitating access to individual training.

For more details, access the Policy on Diversity and Human Rights, available on the Intranet*.

Here at ASSAÍ, we cherish the inclusion and development of people with disabilities, gender and racial equality, age diversity and respect for LGBTQIA+ rights.

Organizations and social movements

We encourage quality dialogue with the unions and groups that represent our employees, making every effort to develop this practice in a constructive way, taking into account mutual respect and the common interest that we have with our employees. We observe the regulations in force and provide timely and reliable information to the employees’ representatives and to the union bodies.

We do not belong to political groups or organizations, but we recognize their legitimacy. We respect our employees’ freedom of choice to join political parties, unions and social movements, as long as they do not use ASSAÍ’s image or speak on its behalf.

Conflicts of interest

We expect our employees to act in an ethical way and with integrity, respecting the law and internal rules, and always in our company’s and our customers’ best interest. We have confidence that our employees will act with loyalty to our ASSAÍ and will not harm our business on behalf of their personal interests and will act with transparency and loyalty when faced with conflicts of interest.

Attention, always talk to your manager in these situations:

Personal investments and other jobs that conflict with ASSAÍ’s interests or hinder your activities as an ASSAÍ employee;

Relationships of kinship or friendship that may result in undue favoritism.

For more details please access the Corporate Norm - Conflict of interests, available on the Intranet*.

Never disregard laws and internal rules in order to achieve goals. You damage both your own reputation as well as that of our company.

Health, safety and work environment

We want a safe and healthy work environment. We observe the rules and procedures in relation to occupational health and safety, we comply with the specific technical training for our function, we use the proper equipment and we avoid risky situations.

We encourage leaders and their teams to have inclusive actions and we do not accept inappropriate behavior in the work environment, which should be reproached and reported immediately to the Ombudsman Channels.

Pay special attention to:

Abuse of power and harassment;

Any kind of discrimination based on age, gender, sexual orientation, race, color, disability, religion, marital status, nationality and/or gender expression;

Rudeness or jokes about the conditions of others, as well as any lies or slander in relation to colleagues;

The carrying of any kind of weapon;

Smoking in a prohibited location, as well as the use of alcohol, drugs or illegal substances;

Gambling activities.

For more details, access the Corporate Norm – Occupational safety and health, available on the Intranet*.

Ethics

Respecting and complying with the laws, policies, standards and codes of conduct.

Being honest, ethical, and transparent in what we do.

Acting in an impartial way with a view to what is best for the sustainability of the business. Complying with what has been agreed upon, honoring all the commitments made on our behalf. Compliance with laws, regulations, and internal rules

We comply with all the national and international laws, principles, rules and regulations that are applicable to our business, observing the highest standard of business ethics. We ensure that our rules and procedures are known and observed by everyone. In case of doubt, we should consult the internal rules or the responsible departments and areas in order to guarantee the proper action.

Our leaders should always set an example of ethical behavior and integrity, maintaining efficient controls to prevent fraud and ensure compliance with the law and our standards.

Anti-corruption and prevention of fraud and money laundering

ASSAÍ does not allow or tolerate and will punish all and any forms and situations of corruption, fraud or bribery, whether by means of offering or demanding, or receiving things of value, whether involving public officials or not. Employees, including suppliers and service providers, should fully understand and comply with the Brazilian Anti-corruption Law (Law No. 12.846/13), the United States Foreign Corrupt Practices Act (FCPA) and the French Anticorruption Law Sapin II, as well as ASSAÍ’s internal rules, policies and procedures. For its part, ASSAÍ undertakes to update, disseminate and offer training to the aforesaid audiences.

ASSAÍ will not provide financial support or any kind of assistance to any individual who is involved in criminal activities. Nor will it provide any kind of assistance in procedures in which individuals or legal entities attempt to hide the proceeds of criminal activities or make them appear legal, in accordance with the Anti-Money Laundering Law (Law No. 9.613/98).

For more details, access the Corporate Norm – Anti-corruption, available on the Intranet*.

We believe that acting in a preventive way, with everyone’s help, is the best way for us to become efficient in combatting irregular practices.

Internal controls and the adequacy of the accounting records

We act in a transparent and honest way in relation to our records and controls, which accurately reflect all the financial and commercial transactions carried out, making sure that they are promptly transcribed into ASSAÍ’s books and records.

We guarantee the integrity of the aforesaid operations, and we do not accept, under any hypothesis, that they are carried out with fraudulent purposes or to cover up misappropriation of our assets.

The truthfulness and accuracy of ASSAÍ’s accounting and financial information are the responsibility of all the employees involved, who should make every effort to ensure its quality and maintain appropriate reports and supporting documentation.

We cooperate fully with both our external and our internal auditors, and we do not tolerate omissions or falsification of our records in order to achieve goals and results.

Freebies, presents, travel and entertainment

We should not offer or accept gifts, gratuities and invitations that are intended to influence or reward business decisions, the exchange of favors or undue advantages. Corporate freebies are acceptable up to a certain value and frequency, and these should be reported to the manager. Gifts and hospitality above these limits - such as invitations for meals, trips and events - received at a business or residential address should also be reported to the manager.

Avoid accepting products or gifts from suppliers. This generates conflicts of interest.

For more details, access the Corporate Norm - Freebies, presents, trips, and entertainment, available on the Intranet*.

Relationship with the Public Authorities

We interact with the Public Authorities in an ethical and transparent way. We understand that it is illegal to make any direct or indirect payment or offer, of cash or anything else of value, to Public Officials in order to influence their activities or to obtain undue advantages to benefit oneself or ASSAÍ.

We collaborate with the inspections and investigations carried out by the Public Authorities.

We actively take part in Class Associations and we recognize their importance and legitimacy for our business.

We understand that Class Associations should represent our interests and we are confident that their interactions with the Public Authorities are always strictly within the law.

For more details, access the Policy on Tax Inspections and the Procedure for Relationships and Agreements with Public Authorities, available on the Intranet*.

About this Code

This Code, including its accompanying Policy on Consequences and Disciplinary Measures, which is an integral part here, is not intended to cover all the issues and possibilities mentioned in it and should be used as a complement and reference to ASSAÍ’s internal rules, policies and procedures.

To find out more about our Code of Ethics, our internal rules and procedures, please consult the Intranet or access our Institutional Website.

The references to ASSAÍ include all of its affiliates and subsidiaries. All references to employees include executive officers, directors, managers and employees of ASSAÍ and its affiliates and subsidiaries.

Those who commit acts that breach ASSAÍ’s Code of Ethics or its essence will be subject to the applicable legal and administrative sanctions, as provided in the civil, criminal and labor legislation.

Under the terms of the Policy on Consequences and Disciplinary Measures, the sanctions applicable as a result of the violation of the principles set forth in ASSAÍ’s Code of Ethics by its employees will be measured on a case-by-case basis, taking into account: (i) the nature and seriousness of the breach; (ii) the offender’s history, as well as his responsibilities; (iii) mitigating or aggravating circumstances in connection with the infraction committed; (iv) the means used and the ends sought; (v) the risks involved; and (vi) the possible consequences of the sanction. The applicable sanctions may be warnings, suspensions, and even the dismissal for just cause of the employees involved.

In the case of breaches by suppliers of goods and service providers, the penalty may be a warning, a suspension or even punishment in the form of termination of the contract.

This Code does not create an employment relationship or any contractual right between ASSAÍ and its employees and/or third parties and commercial partners. Nor is this document a guarantee of specific treatment in certain situations.

The guidelines presented in this Code will be applied on a case-by-case basis. Exceptions must be analyzed by ASSAÍ’s Ethics Committee.

Communications to Assaí’s employees and their training in relation to this Code of Ethics are carried out by the Internal Communication and Assaí University (People Management Department) areas, at the request of the Compliance area.

*The Intranet is the Internal Communication channel which, in addition to other content and features, brings together all of Assaí’s policies and normative procedures for consultation and is available for access exclusively by means of the company’s internal network.

ATTACHMENTS

Policy

Management of the Ethics Committee

Validity: 2022

Publication: 2020

Confidentiality: Internal

CONTENTS

1. PURPOSE

2. SCOPE

3. GUIDELINES

3.1. Assaí’s Corporate Ethics Committee

3.2. Composition

3.3. Responsibilities of the Corporate Ethics Committee

3.4. Analysis of Disciplinary Measures and Terminations

3.5. Frequency of Meetings and Organization of Agendas and Minutes

3.6. Decisions and Guarantees of the members of the Ethics Committee

4. PENALTIES

5. ATTACHMENTS

6. REFERENCES

6.1 The following are part of this Policy:

7. DEFINITIONS

8. VERSION HISTORY AND APPROVALS

9. PUBLICATION

Business and Ethics Committee’s Management Policy (Projects)

1. PURPOSE

The purpose of this document is to set forth the general guidelines for the operation of the Ethics Committee

2. SCOPE

This document covers Assaí’s areas

3. GUIDELINES

3.1. Assaí’s Corporate Ethics Committee

Assaí’s Corporate Ethics Committee is a joint decision-making body responsible for the management of Assaí’s Code of Ethics, and should guarantee that it is known by all employees and stakeholders who interact with Assaí, as well as ensure its efficiency and effectiveness. Assaí’s Corporate Ethics Committee can also make decisions and/or recommend the application of educational measures (for example, training courses and communication campaigns) and/or disciplinary measures (for example, warnings and suspension) or termination.

The Ethics Committee’s duties are defined in Assaí’s specific Policies and Procedures and will be called on for the aforesaid purposes at the request of the Committee’s Secretary.

The Ethics Committee’s activities will be developed in accordance with the following fundamental principles

3.1.1. Absolute confidentiality;

3.1.2. Protection of the source’s identity;

3.1.3. Acting with independence, equity, and impartiality.

3.2. Composition

3.2.1. Assaí’s Corporate Ethics Committee includes the following members:

3.2.2. Assaí’s CEO;

3.2.3. People Management Officer;

3.2.4. Financial and Administrative Officer;

3.2.5. Audit Department

3.2.6. The Committee’s Secretary;

Assaí’s Corporate Ethics Committee includes the following as permanent guests:

3.2.7. Legal Department;

3.2.8. Ombudsman;

The participation of representatives from other areas, other than those that make up the Committee, will occur according to the needs and demands of the Committee’s Secretary.

3.3. Responsibilities of the Corporate Ethics Committee

3.3.1. To ensure compliance with the Code of Ethics;

3.3.2. To establish guidelines related to situations or topics of the Code of Ethics, in order to define standards of behavior and the application of sanctions;

3.3.3. To recommend the drafting or updating of internal policies and rules

3.3.4. To receive statistics and indicators regarding reports of breaches to the Code of Ethics, from the Ombudsman and to take decisions in relation to the application of consequences;

3.3.5. To propose, monitor and ensure the development and implementation of actions, aimed at the dissemination, qualification and training regarding the Code of Ethics’ guidelines;

3.3.6. To resolve doubts in relation to the interpretation of the guidelines defined in the Code of Ethics and to take decisions regarding those cases where the Code is silent;

3.3.7. To define consequence policies which are aligned with Assaí’s guidelines;

3.3.8. To plan and execute periodic activities which are aimed at preventing misconduct;

3.3.9. To submit proposals for improving the Code of Ethics to Assaí’s Board of Directors for its approval;

3.4. Analysis of Disciplinary Measures and Terminations

Along with other measures, the Ethics Committee may take the following measures with respect to a certain Employee:

Disciplinary Measures: may include the following: verbal warning, written warning and suspension.

Termination: Termination of the employment contract may occur when Serious Misconduct is characterized. It may be with or without just cause.

3.5. Frequency of Meetings and Organization of Agendas and Minutes

The Committee’s meetings should be held at least once a quarter, or extraordinarily, according to any emergency demands that may arise. The Committee’s Secretary is responsible for drawing up the agenda and the minutes of the meetings. The matters that will be presented to the Ethics Committee for its appreciation may be suggested by the Committee itself, by its members separately, or by other areas of the company, in accordance with the Committee’s responsibilities set out in this Policy. The Audit area is responsible for filing, classifying and organizing the minutes of the Corporate Ethics Committee’s meetings. On an emergency basis, the Committee’s meetings may be held virtually, by means of conference call, video conference call, or any other means of communication between members.

3.6. Decisions and Guarantees of the members of the Ethics Committee

The decisions issued by the Ethics Committee are paramount, and compliance with its resolutions and guidelines is mandatory for all of Assaí’s Employees.

The members and guests, permanent or occasional, of the Ethics Committee cannot suffer any type of retaliation on account of their decisions and/or guidelines.

The Ethics Committee’s members have the prerogative of demanding access to documents and information, as well as requesting that Managers and those responsible for the areas make specific or periodic presentations regarding topics of interest to the Committee, for the appropriate follow-up. The Ethics Committee’s Secretary should organize the agendas, as per such requests, on a case-by-case basis.

4. PENALTIES

Employees who witnesses a breach of any of the above rules have a duty to report it to the Ombudsman Channel. Moreover, according to the guidelines of the Code of Ethics, failure to comply with the rules and instructions set forth in this document may be considered serious misconduct, subject to the application of the appropriate disciplinary sanctions.

5. ATTACHMENTS

N/A

6. REFERENCES

6.1 The following are part of this Policy:

6.1.1. Code of Ethics.

7. DEFINITIONS

N/A

8. VERSION HISTORY AND APPROVALS

Version/Year	Changes	Reviewers (position/area)	Approvers (position/area)
00/2020	First version of the document	Sandra Vicari People Management Officer	Sandra Vicari People Management Officer

9. PUBLICATION

Check to make sure this is the latest version posted on our Intranet.

CONTENTS

1. PURPOSE

2. SCOPE

3. GUIDELINES

3.1. AREAS IN CHARGE, ROLES AND RESPONSIBILITIES

3.2. Specific guidelines

3.3. Consequences and disciplinary measures

4. PENALTIES

5. ATTACHMENTS

6. REFERENCES

6.1 The following are part of this Policy:

7. DEFINITIONS

8. VERSION HISTORY AND APPROVALS

9. PUBLICATION

Sendas - Policy on Consequences and Disciplinary Measures – Final Version

1. PURPOSE

The purpose of this document is to establish the guidelines for the application of Disciplinary Measures and Terminations as a consequence for those employees who do not comply with the Legislation in force, the Code of Ethics and the Internal Policies.

2. SCOPE

This document covers all Assaí’s areas

3. GUIDELINES

3.1. Areas in charge, roles and responsibilities

The following areas are in charge of this Policy: the Ethics Committee, Audit Committee, Ombudsman, Legal Area, People Management Area, Compliance Area, Property Security Area and Internal Audit Department.

Area Responsible	Roles and Responsibilities
Ethics Committee	To ensure compliance with the Code of Ethics; to establish guidelines related to situations or topics of the Code of Ethics, in order to define standards of behavior and apply sanctions.
Audit Committee	To investigate the complaints received from the Ombudsman, related to any matters that deal with accounting, internal controls and auditing; To determine the appropriate and necessary measures for the investigation of the facts and the information that are the subject-matter of the complaint; To receive information on a periodic basis about the other complaints received through the Ombudsman Channel, how they were addressed and the respective results; To technically oversee the work of the internal auditors and the independent auditors; To propose updates and improvements to internal policies; communication and training courses.
Ombudsman	To receive complaints of occurrences and to forward them to the investigating areas; to mediate solutions for occurrences of breach of the Code of Ethics, of the current legislation and of the Internal Policies; to report indicators to the Ethics Committee; to investigate occurrences in relation to Harassment (moral, sexual) and inappropriate behavior.

Legal-Labor	To receive reports from the Ombudsman and the Investigating Areas; to verify risks and recommend the application of disciplinary measures and terminations, with or without just cause, reporting to the company’s CEO.
HR - People Management

To check and take into account the Employee’s Disciplinary History in assessing merits, promotions and changes of function/transfers from locations or areas at the Employee’s request.

To apply the consequences envisaged in this Policy, when requested.

Compliance	To receive indicators and request information about occurrences and investigation results; to propose updates and improvements to internal policies; communication and training; reports to the Ethics Committee.
Property Security	To investigate the complaints received from the Ombudsman, related to its area of activity, mainly involving the loss of Company’s assets (the Ombudsman’s matrix defines the details of the matters)
Internal Audit	To investigate the complaints received from the Ombudsman, related to its area of activity, mainly involving the loss of the Company’s assets (the Ombudsman’s matrix defines the details of the matters)

3.2 Specific guidelines

All employees should act in accordance with the Laws and Regulations in force in the country, as well as with Assaí’s principles and values, the guidelines of the Code of Ethics and the Internal Policies. Assai does not tolerate non-compliance with laws and internal rules, and will act firmly to apply the appropriate measures as defined by the Ethics Committee. The appropriate consequences are as follows:

1.2.1. Disciplinary Measures

1.2.2. Terminations

In addition, when assessing receipt of merit, promotion or change of function/transfers at the employee’s request, the People Management area should take into account the employee’s Disciplinary History, which is registered in the Ombudsman’s office and/or on ADP.

Cases of misconducts should be reported by the Manager immediately so that the appropriate actions can be taken.

1.2.3. In the case of Disciplinary Misconduct identified by the Manager in relation to his team, the Manager will apply the disciplinary measures that he deems to be appropriate or contact the People Management area in the case of doubts.

1.2.4. In the case of Serious Misconduct, the Manager must open a ticket on MY PORTAL system so that the treatment flow can be initiated.

All Employees who witness any Misconduct are under a duty to report the occurrence to the Ombudsman immediately, by means of the following channels:

Telephone: 0800 777 3377

E-mail: ouvidoria@assai.com.br

All reports will be treated confidentially and anonymously.

3.3. Consequences and disciplinary measures

1.3.1. Application of Disciplinary Measures

The Disciplinary Measures should be used as a way of guaranteeing that the employee is duly notified/penalized due to the identification of Misconduct, as well as making him aware and providing him with guidance regarding the implications of his act and clarifying any potential doubts in order to ensure that the employee will no longer repeat the said. Forms: verbal warning, written warning, and suspension.

The Ethics Committee may recommend the application of Educational Measures, such as campaigns and training to the employees, based on the presentations of the Ombudsman’s indicators.

If there is an occurrence of Misconduct, the disciplinary measure will be defined and applied by the Manager/Superior. In the case of doubt, he should open a ticket on MY PORTAL. Such tickets are analyzed by the People Management area, which will determine the appropriate disciplinary measure to be applied by the Manager/Superior.

In order that a record is kept of the consequences applied, the Manager/Superior should register the disciplinary measures on the ADP system. Once the measure is applied, the supporting document must be scanned and sent through MY PORTAL.

If the measure applied is a Suspension, the suspended employee will have the days on which he is prohibited from working discounted from his pay check and, to this end, his absences should be duly recorded in the clocking-in sheet. The maximum period of days that the employee can be suspended is five (5) days in a row and will be determined by the Manager/Superior, by the People Management area or by the Ombudsman’s office, depending on whose responsibility it is to make the decision regarding the specific case.

Important:

1.3.1.1. Disciplinary measures should be analyzed in light of the specific case, there being no requirement to respect the abovementioned order, verbal warning, written warning, and suspension. Suspension may be applied directly, depending on the seriousness of the misconduct;

1.3.1.2. Terminations should be carried out in accordance with this Policy and the Ombudsman’s Investigation and Activation Policy. Terminations for Just Cause should be carried out once the investigation flow has been concluded.

In case of Serious Misconduct, the Manager/Superior should open a ticket on MY PORTAL so that the analysis flow can be started or directly with the Ombudsman’s office, in both cases for a preliminary analysis by the Ombudsman’s Office, which is carried out within 02 business days from the date of opening the ticket/receiving the complaint. For those occurrences where a ticket has been opened on MY PORTAL, the Ombudsman will make a preliminary verification of the documents/evidence sent at the time the ticket was opened, which should be in accordance with the list of documents informed in the system.

1.3.1.3. When the documentation is incomplete or irregular, the Manager will be notified via MY PORTAL to make the appropriate corrections.

1.3.1.4. When the documentation is in order, the Ombudsman will forward the case to one of the Investigating Areas.

If it is determined that the reported occurrence is well founded:

1.3.1.5. The disciplinary area will forward the Serious Misconduct Investigation Report to the Ombudsman’s office, containing all the information/evidence required to prove the connection between the Employee and the Serious Misconduct identified;

●	This document is essential for the Legal-Labor Department to analyze the cases in which the employee may be terminated for Just Cause. The Investigating Areas can contact the Legal-Labor Department to align the content of the Investigation Report before this document is finalized. The Investigation Report should be drafted/completed by the Investigating Area within the timeframe defined in the Ombudsman’s matrix.

1.3.1.6. The Ombudsman will forward the Investigation Report to the Legal-Labor Department in order for it to analyze the consequence to be applied, from the legal point of view.

1.3.1.7. The Legal-Labor Department’s report will be forwarded to the Ombudsman’s office and in cases of employees who hold the position of Executive Officer, Manager or member of the Board of Directors or of its Advisory Committees, and cases of Serious Misconduct that are highly critical, the report will also be forwarded to the People Management area, indicating the consequences to be applied, and in these cases the investigation should be followed up by both the HR area and the People Management area as well as by the body that is hierarchically superior to the respective employee;

1.3.1.8. The Ombudsman will forward the case to the employee’s Manager/Superior for recommendation of the measure to be applied.

●	It is forbidden to change the measures to be applied to the employee, either to reduce or increase the penalty, once the Ombudsman’s recommendation has been disclosed.

1.3.1.9. It is up to the employee’s manager and/or the People Management area (through the HR department) to apply the appropriate penalty.

●	In cases of Termination for Just Cause, it is mandatory for the People Management to be aware of it.

●	Termination for Just Cause, for any reason or severity, without the Legal-Labor Department’s report is prohibited, except for unjustified departure or absence from the workplace, for which a proper procedure is in place.

1.3.2. Dosage of Disciplinary Measures

1.3.2.1. Seriousness: the penalty applied by the Manager should be directly proportional to the breach committed, and for this purpose we need to classify the nature and gravity of the breach, mitigating or aggravating circumstances in relation to the breach committed, the offender’s background and responsibilities, the means used and the goals pursued, the risks involved and the possible consequences of the penalty. Minor mistakes, minor punishments. Serious offenses, serious punishments. Recurring offenses should be subject to higher penalties.

1.3.2.2. Timeliness: the disciplinary measure should be applied soon after the decision has been made regarding the measure that will be applicable in the specific case in order to guarantee the effectiveness of the application.

1.3.2.3. Causal link: there should always be a connection, a direct link between the Misconduct and the employee who will suffer the consequence determined for the specific case.

1.3.2.4. Equal Treatment: the determination of the measure that will be applied in relation to a specific Misconduct should not have discriminatory effects. All employees who commit such Misconduct should, taking into account the specific characteristics of the case in question, suffer the consequence determined, regardless of their position or length of service.

1.3.2.5. No double penalty: the employee cannot be penalized with the application of more than one measure for the same event. Once the disciplinary measure has been applied, it cannot be changed.

1.3.3. Consequences for Employees who have suffered Disciplinary Measures

In assessing receipt of merit, promotion or change of function/transfer at the employee’s request, the People Management area should take into account the employee’s Disciplinary History, which is registered in the Ombudsman’s office and/or on ADP.

4. PENALTIES

It is the duty of employees who witness non-compliance with any of the above rules to report it to the Ombudsman Channel. Furthermore, with regard to the Code of Ethics guidelines, any failure to comply with the rules and instructions established in this document may be deemed to be serious misconduct, subject to the application of the appropriate disciplinary sanctions.

5. ATTACHMENTS

N/A

6. REFERENCES

6.1 The following are part of this Policy:

6.1.1. Code of ethics

7. DEFINITIONS

7.1. Investigating area: this is the internal area responsible for investigating occurrences in order to ensure the effective link between the employee and the result of the act/misconduct identified. This may be the Internal Audit, the Property Security or the Ombudsman area. The determination of the investigating area will be made in accordance with the Ombudsman’s responsibility matrix.

7.2. Employees: references to employees include executive officers, directors, managers and employees and their business units, branches and subsidiaries

7.3. Corporate Ethics Committee: the joint decision-making body responsible for managing the Code of Ethics and which should ensure that it is known by all employees and audiences that interact with Assai, as well as ensure its efficiency and effectiveness.

7.4. Misconduct: This is any action performed by an employee and/or in which he was involved and which characterizes a failure to comply with the legislation in force and/or the Internal Policies. Misconduct is subdivided into two categories: disciplinary and serious.

7.4.1. Disciplinary Misconduct will be characterized in situations involving working hours, failure to comply with Internal Policies, and ordinary everyday situations, as long as THERE IS NO fraud or undue benefit, either for the person in question or for Third Parties, and as long as there is NO substantial disciplinary history.

7.4.2. Serious Misconduct will be identified in situations (i) that characterize Disciplinary Misconduct, as long as it results from the practice of fraud or undue benefit for the person in question or for Third Parties, or where the employee has a substantial Disciplinary History; (ii) any issues where there is characterization of the practice of fraud and/or undue benefit for the person in question or for Third Parties, harassment (moral and sexual) and other breaches of the Code of Ethics, regardless of the existence or not of a Disciplinary History, in accordance with the Ombudsman’s matrix.

7.5. Consequences: They may include terminations, the application of disciplinary measures or restrictions on promotion, salary increases and changes of function/transfers at the employee’s request, according to the assessment of the People Management area.

7.6. Terminations: Termination of the employment contract that may occur when Serious Misconduct is characterized. It may be with or without just cause.

7.7. Managers: those responsible for the indirect and immediate management of the employee suspected of committing an act that represents a breach of the legislation in general, of the internal procedures, or of the Code of Ethics, and who will be responsible for applying any resulting measures.

7.8. Disciplinary History: the set of warnings and suspensions that an employee has already received in a period of up to one (1) year, counted retroactively from the date of the identified Misconduct or from the date on which we became aware of the facts. The definition of “substantial” Disciplinary History may vary according to the severity/peculiarities of the concrete case that will be analyzed.

7.9. Disciplinary Measures: may take the following forms: verbal warning, written warning, or suspension.

7.10. Ombudsman: The channel that aims to mediate solutions that are not in alignment with the Business Codes of Ethical Conduct and the current legislation, such as fraud, corruption, discrimination, harassment, illegal acts, non-compliance with internal Policies or which have not been resolved by Assaí’s service processes or channels (within an adequate timeframe or quality of response), identifying and promoting improvements in behaviors or processes and minimizing risks, crises or conflicts.

7.11. Internal Policies: rules, policies, procedures, and any other internal documents that reflect the internal rules established by Assaí’s Business.

7.12. Investigation Report: a document drafted by any of the Investigating Areas that includes all of the information/details regarding the Serious Misconduct, including and giving details of all the evidence identified that proves the connection between this type of conduct and the employee and/or third party under investigation.

7.13. Third Parties: all those who are not employees, such as, but not limited to, suppliers, service providers, intermediaries, business partners and subcontractors.

8. VERSION HISTORY AND APPROVALS

Version/Year	Changes	Reviewers (position/area)	Approvers (position/area)
00/2020	First version of the document	Cintia Mariano People Management Manager	Sandra Vicari People Management Officer

9. PUBLICATION

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TEXT - 53176877v5 12751.39 Office of Projects & Processes

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